EXHIBIT 99.1
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FOR IMMEDIATE RELEASE               Contact:    Keoni Wagner
May 17, 2002                                    (808) 838-6778
                                                wagner@HawaiianAir.com



                   HAWAIIAN AIRLINES CEO PAUL J. CASEY RESIGNS


                  HONOLULU - Hawaiian Airlines, Inc. (AMEX and PCX: HA) Vice Chairman, Chief Executive Officer and President Paul J. Casey today announced that he will be leaving the company next month. His last day at Hawaiian will be June 30, 2002. Chairman John W. Adams will assume the additional responsibilities of CEO and President until a successor is named.

                  Casey joined Hawaiian as President and CEO in 1997 having previously led the Hawaii Visitors and Convention Bureau for two years following an eight-year career with Continental Airlines. He was named to the additional role of Vice Chairman at Hawaiian in January 2001.

                  Under Casey's marketing and sales-oriented leadership, Hawaiian Airlines increased annual revenues by nearly 60 percent through operational growth and innovative marketing. During his tenure, the company has:

o Completely replaced its narrow-body interisland jet fleet with brand new Boeing 717 jet aircraft;

o Begun a fleet renewal program that will completely replace its wide-body transpacific long-haul fleet with state-of-the-art Boeing 767 long-range aircraft by mid-2003;

o Inaugurated or announced service on seven new routes and now offers nonstop Hawaii service from more mainland cities than any other airline;


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Hawaiian Airlines CEO Paul J. Casey Resigns
May 17, 2002
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o        Improved its cash reserves from $37.2 million in 1996 to $102.9 million in 2001;

o Increased its workforce by 800 people to a total current complement of 3,200 employees;

o        Invested more than $12 million in its technology and automated systems;

o        Established a new and successful e-business department;

o Introduced important customer convenience initiatives, including online booking and e-ticketing, an interisland First Class product, Drive-Thru check-in and the first-ever self-ticketing through a bank's ATMs;

o Negotiated six new union contracts with competitive compensation packages, recognizing the sacrifices and contributions of employees while stabilizing labor costs for the next three years.

                  Casey said, "Of all that we've accomplished over the past five years, the most satisfying to me is that we've changed the culture at Hawaiian from command-and-control into a more collaborative approach to management in which every employee has a voice. Hawaiian is stronger today because there's more teamwork and communication at all levels of the company, and that's gratifying.

                  "I've been in this business for thirty years and the last five at Hawaiian have been the most satisfying and rewarding. They've also been among the most demanding and, at 56, I'm ready to take some time off.

                  "I want to thank our management team and board for their tremendous support, and especially the line employees of Hawaiian, without whom we couldn't have accomplished all that we did over the past five years," he said.


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Hawaiian Airlines CEO Paul J. Casey Resigns
May 17, 2002
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                  Adams said, "Paul has been an agent of very positive change at
Hawaiian over the past five years. He has accomplished all of the goals the board set forth when he joined the company and his leadership has transformed Hawaiian on a number of levels into the modern, well-positioned competitor that it is today. I know I speak for the employees of Hawaiian, as well as the board, when I say that he will be missed. We are grateful for Paul's important contributions to our company and we wish him continued success."

                  Founded in Honolulu 72 years ago, Hawaiian Airlines is Hawaii's longest-serving and largest airline. The nation's 12th largest airline, it is also the second-largest provider of passenger service between the West Coast and Hawaii.

                  Hawaiian Airlines takes great pride in its innovative onboard service programs that highlight and promote the people and culture of Hawaii. The airline has earned numerous international awards for service in recent years, including the 2001 Zagat Survey's award for Best Overall U.S. Airline in the Premier category, and the 2001 Diamond Award for In-Flight Service from Onboard Services magazine. Hawaiian was also rated third highest in Travel & Leisure magazine's most recent ranking of the Top 10 U.S. Airlines.

                  Additional information on Hawaiian Airlines, including previously issued company news releases, is available on the airline's Web site at www.hawaiianair.com.





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